Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Imation’s Earnings Expectations Ahead of Previous 2007
Guidance Prior to Charges
Recent Stock Price Decline Will Likely Require Non-cash Goodwill Impairment
OAKDALE, Minn — January 10, 2008: Imation Corp. (NYSE: IMN) today announced that based upon preliminary results, it expects earnings, prior to any restructuring and other charges including those related to goodwill impairment, to exceed the Company’s previous guidance for the fourth quarter and full year ended December 31, 2007. Operating income for the quarter, before restructuring and other charges, is estimated to be at least $35.0 million, compared with guidance of between $23.0 million and $28.0 million. Final operating income on a GAAP basis will include restructuring and other charges including a likely charge associated with the Company’s annual goodwill impairment assessment as discussed below, which is not yet finalized. The Company expects revenue for the quarter to be at the high end of its previous guidance range of $640 million to $690 million.
Frank Russomanno, President and CEO said: “Our preliminary fourth quarter results show that our actions in the U.S. retail channel to improve the USB flash business appear to be succeeding. In addition, we are seeing solid performance in most products and regions. We are particularly pleased with the contributions from the recent TDK Recording Media Business and Memcorp acquisitions. We are encouraged by these preliminary results and expect to report earnings above the range we previously provided prior to the impact from any charges.”
The Company will likely be required to take a one-time, non-cash charge for goodwill impairment. Applicable accounting standards require the reconciliation of current market capitalization to book value when completing the annual goodwill impairment assessment. At recent stock price levels, the Company’s total book value is above its market capitalization, indicating the existence of a goodwill impairment. This potential non-cash charge is unrelated to the recent performance of or management’s view of the value of its acquisitions, but rather to the current market capitalization of the Company. Any goodwill write-down will be recorded as part of restructuring and other charges which could be up to $110 million during the fourth quarter including $10 million to $15 million of restructuring related charges associated with the previously announced program. This will likely result in final reported results on a GAAP basis well below previous guidance. The goodwill evaluation will be completed in conjunction with the finalization of year-end results. (Total goodwill was approximately $155 million as of December 31, 2007, prior to any write-downs).

“We remain committed to implementing our strategy of transforming Imation to a brand and product management company while at the same time focusing on operational improvements. We believe our strong fourth quarter performance demonstrates the strength of our brands, our global reach and the value of our acquisitions”, Russomanno concluded.
Q4 Earnings Release
The Company is scheduled to report fourth quarter results and also intends to issue its 2008 outlook on January 30th.
About Imation
Imation Corp. is focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage as well as consumer technology products. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand; one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully integrate the acquisitions of the TDK Recording Media business and the Memcorp business and achieve the anticipated benefits, including synergies, in a timely manner; our ability to operate the Memorex business as an integrated entity; our ability to successfully manage multiple brands globally; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; the volatility of the markets in which we operate; our ability to meet our cost reduction and revenue growth targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on profitability and inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products; the outcome of the evaluation of goodwill as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.